Exhibit 10(s)

Wells Fargo Bank, National Association
Non-Employee Director Compensation Program
(Effective January 1, 2015)

Component	Amount
Annual Cash Retainer, payable quarterly in equal installments	$10,000
Board or Committee Meeting Fee when not held concurrently with or immediately prior to or following a Company Board or committee meeting	$2,000